SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934.

May 27, 2015

Date of Report

(Date of Earliest Event Reported)

CIMAREX ENERGY CO.

(Exact name of registrant as specified in its charter)

Delaware	001-31446	45-0466694
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1700 Lincoln Street, Suite 3700, Denver, Colorado	80203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  303-295-3995

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 5.02                                  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Departure Principal Officer

Cimarex Energy Co. (the “Company”) previously reported that, on May 27, 2015, Paul Korus, Chief Financial Officer, notified the Company that he would retire as an officer and employee of the Company prior to September 1, 2015 and that the exact retirement date will be determined by Mr. Korus and the Company.  The Company and Mr. Korus determined that his retirement date will be September 1, 2015.

On July 28, 2015, the Compensation and Governance Committee of the Board of Directors (the “Committee”) met to consider compensation to Mr. Korus upon his retirement.  Among other matters, the Committee considered Mr. Korus’ role as a founder of the Company, his contributions to the Company, his succession planning and preparation of his successor to serve as Chief Financial Officer, and the recommendation of the Company’s Chief Executive Officer.  The Committee also consulted its compensation consultant, which agreed with the recommendation of the Chief Executive Officer.  After considering these matters, the Committee approved amending Mr. Korus’ outstanding performance share awards covering an aggregate of up to 70,477 shares to allow 21,905 of the shares that vest based on continued employment to vest upon his retirement, to allow up to another 21,905 shares that vest based on performance to continue to vest on their original terms and vesting schedule after Mr. Korus’ retirement, and to forfeit 26,667 shares upon retirement.  The up to 21,905 shares that are performance based are at risk and may not vest if the Company’s relative shareholder return does not meet the minimum vesting levels in the relevant performance periods.  As a condition to these amendments to his awards, Mr. Korus will be required to agree to a non-compete/non-solicitation agreement that would be in force during the remaining performance based vesting periods. In addition, based on Mr. Korus’ performance in 2015 and the Company’s year-to-date performance with respect to its annual incentive goals, the Committee approved the payment of 8/12ths of Mr. Korus’ target bonus upon his retirement on September 1, 2015, an amount equal to $324,107.

Appointment of Principal Financial Officer

As previously reported, on June 1, 2015, the Board of Directors of the Company approved the appointment of G. Mark Burford as the Company’s Vice President and Chief Financial Officer, commencing upon the effective date of the retirement of Paul Korus as the Company’s Chief Financial Officer.

Mr. Burford, age 47, has served as the Company’s Vice President—Capital Markets and Planning since December 2010.  He previously served as the Company’s Director of Capital Markets beginning in May 2005.

Upon the effective date of his appointment as Chief Financial Officer on September 1, 2015, Mr. Burford’s annual salary will be $390,000 and he will receive an equity performance award of 10,000 shares of Cimarex restricted common stock, which will be subject to market condition-based vesting determined by our stock price performance relative to a defined peer group’s stock price performance.  After continued service through December 9, 2018, Mr. Burford will be entitled to vest in 50% to 100% of the award.  Stock price performance is measured by the difference between the average stock price over the 30 trading days prior to the beginning of the performance period (December 9, 2015) and the average stock price over the 30 trading days prior to the last day of the performance period (December 9, 2018).  The peer group is comprised of companies listed in the U.S. S&P 500 Oil and Gas Exploration and Production Sub Index.

ITEM 7.01                                  REGULATION FD DISCLOSURE

On June 2, 2015, the Company issued a press release announcing the retirement of Paul Korus as its Chief Financial Officer. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information under this Item 7.01 shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing.

ITEM 9.01                                  FINANCIAL STATEMENTS AND EXHIBITS

D.                                    Exhibits

Exhibit No.	Description

99.1	Cimarex News Release, dated June 2, 2015 (previously filed)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIMAREX ENERGY CO.

Dated: July 31, 2015	By:	/s/ Francis B. Barron
Francis B. Barron,
Senior Vice President—General Counsel,
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Cimarex News Release, dated June 2, 2015 (previously filed)